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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) November 15, 2002

                            SS&C Technologies, Inc.
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               (Exact Name of Registrant as Specified in Charter)

         Delaware                         000-28430               06-1169696
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(State or Other Jurisdiction          (Commission File          (IRS Employer
      of Incorporation)                    Number)           Identification No.)

80 Lamberton Road, Windsor, Connecticut                             06095
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(Address of Principal Executive Offices)                          (Zip Code)

                                 (860) 298-4500
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              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
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         (Former Name or Former Address, if Changed Since Last Report)
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Item 5. Other Events.

     On November 15, 2002, SS&C Technologies, Inc. (the "Company") acquired (the "Acquisition") all of the assets and business of DBC ("DBC"), a line of business of The Thomson Corporation, pursuant to an Asset Purchase Agreement, dated as of November 15, 2002 (the "Agreement"), by and among the Company, Thomson Financial Inc. ("Thomson") and Global Information Licensing Corporation ("Global"). DBC is a provider of financial software for fixed-income analysis used by underwriters, issuers and investment banks. DBC products are widely used for structuring general obligation and revenue bond issues, including asset-backed housing and student loan securitizations. The acquired assets include, among other things, fixed assets, which consist primarily of computer equipment and other peripherals, assumed contracts, intellectual property and accounts receivable. The Company intends to continue to use the acquired assets to operate the DBC business in substantially the same manner used by Thomson prior to the Acquisition.

     In consideration for the acquired assets, the Company paid $4,500,000 in cash and assumed certain liabilities of the DBC business. The cash portion of the purchase price was paid out of the Company's working capital. The consideration was determined as a result of arm's-length negotiations. Prior to the execution of the Agreement, to the knowledge of the Company, neither the Company nor any of its affiliates, nor any director or officer of the Company or any associate of any such director or officer, had any material relationship with Thomson or Global.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                SS&C TECHNOLOGIES, INC.


Date:  November 22, 2002                        By: /s/ Patrick J. Pedonti
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                                                    Patrick J. Pedonti
                                                    Senior Vice President and
                                                    Chief Financial Officer